EXHIBIT 99.1
Item 1. Financial Statements
PRIORITY HEALTHCARE CORPORATION
Unaudited Consolidated Balance Sheet

	October 1,	January 1,
(in millions, except share data)	2005	2005

Assets
Current assets:
Cash and cash equivalents	$28.7	$43.5
Restricted cash	—	2.0
Marketable securities	3.8	17.3
Receivables, net	368.0	244.7
Inventories	126.6	112.6
Deferred taxes	3.1	3.1
Prepaid expenses and other current assets	34.6	33.4

Total current assets	564.8	456.6
Property and equipment, net	62.4	48.2
Goodwill and other intangibles, net	172.3	158.7
Other assets	7.0	5.9

Total assets	$806.5	$669.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$245.1	$174.0
Line of credit	70.6	40.3
Other current liabilities	23.2	26.9

Total current liabilities	338.9	241.2
Deferred income taxes	9.7	9.7

Total liabilities	348.6	250.9

Minority interest	26.4	23.2

Stockholders’ Equity:
Preferred Stock, $0.01 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding	—	—
Common Stock
Class A, $0.01 par value, 55,000,000 shares authorized: Shares issued: 6,418,000 Shares outstanding: 6,418,000	0.1	0.1
Class B, $0.01 par value, 180,000,000 shares authorized: Shares issued: 38,979,000 Shares outstanding: 37,633,000	0.4	0.4
Additional paid-in capital	190.0	188.4
Retained earnings	261.2	232.3

	451.7	421.2
Common stock in treasury at cost, 1,346,000 shares	(20.2)	(25.9)

Total stockholders’ equity	431.5	395.3

Total liabilities and stockholders’ equity	$806.5	$669.4

     See accompanying Notes to Unaudited Consolidated Financial Statements

PRIORITY HEATLHCARE CORPORATION
Unaudited Consolidated Statement of Operations

	Nine-month	Nine-month
	Period ended	Period ended
	October 1,	October 2,
(in millions, except per share data)	2005	2004

Revenues	$1,656.1	$1,279.8
Cost of revenues	1,481.6	1,139.1

Gross profit	174.5	140.7
Selling, general and administrative	126.9	80.7

Operating income	47.6	60.0

Other (expense) income:
Interest income	0.2	0.5
Interest expense	(2.3)	(0.6)
Minority interest	1.1	(0.3)

	(1.0)	(0.4)

Income before income taxes	46.6	59.6
Provision for income taxes	17.7	22.5

Net income	$28.9	$37.1

Basic earnings per share:	$0.66	$0.85

Weighted average number of common shares outstanding during the period — Basic EPS	43.8	43.4

Diluted earnings per share:	$0.65	$0.84

Weighted average number of common shares outstanding during the period — Diluted EPS	44.4	44.0

     See accompanying Notes to Unaudited Consolidated Financial Statements

PRIORITY HEALTHCARE CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine month	Nine month
	Period ended	Period ended
	October 1,	October 2,
(in millions)	2005	2004
Cash flows from operating activities:
Net income	$28.9	$37.1
Adjustments to reconcile net income to net cash provided by operating activities, excluding the effect of the acquisition:
Depreciation and amortization	8.4	4.6
Non-cash adjustments to net income	7.9	3.8
Net changes in operating assets and liabilities	(71.1)	(20.0)

Net cash (used in) provided by operating activities	(25.9)	25.5

Cash flows from investing activities:
Purchases of property and equipment	(27.3)	(11.2)
Sales, net of purchases, of marketable securities	13.5	6.7
Acquisition of business, net of cash acquired	(9.2)	(50.1)
Other	0.5	(16.2)

Net cash used in investing activities	(22.5)	(70.8)

Cash flows from financing activities:
Proceeds from line of credit	30.3	45.3
Joint venture contribution	—	23.0
Other	3.3	(0.1)

Net cash provided by financing activities	33.6	68.2

Net (decrease) increase in cash and cash equivalents	(14.8)	22.9
Cash and cash equivalents at beginning of period	43.5	45.7

Cash and cash equivalents at end of period	$28.7	$68.6

See accompanying Notes to Unaudited Consolidated Financial Statements

PRIORITY HEALTHCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1
The accompanying consolidated financial statements have been prepared by Priority Healthcare Corporation (the “Company”) without audit. Certain information and footnote disclosures, including significant accounting policies, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The Company believes that the financial statements for the nine-month periods ended October 1, 2005 and October 2, 2004, respectively, include all necessary adjustments for a fair statement. Results for any interim period may not be indicative of the results for the entire year.
For a summary of all of the Company’s accounting policies see Note 1 of the consolidated financial statements contained in the Company’s Form 10-K for the fiscal year ended January 1, 2005.
Note 2
Basic earnings per share (“EPS”) computations are calculated utilizing the weighted average number of common shares outstanding during the applicable period. Diluted EPS include the weighted average number of common shares outstanding and the effect of common stock equivalents. The following is a reconciliation between basic and diluted weighted average shares outstanding for the nine-month periods ended October 1, 2005 and October 2, 2004, respectively.

	Nine-month	Nine-month
	Period ended	Period ended
(In millions)	October 1, 2005	October 2, 2004

Weighted average number of common shares outstanding during the period — Basic EPS	43.8	43.4
Dilutive common stock equivalents:
Outstanding stock options	0.5	0.5
Restricted stock units	0.1	0.1

Weighted average number of common shares outstanding during the period — Diluted EPS	44.4	44.0

Options to purchase 2.0 million and 3.1 million shares with exercise prices greater than the average market prices of common stock during the nine-month periods ended October 1, 2005 and October 2, 2004, were outstanding as of October 1, 2005 and October 2, 2004, respectively. These options were excluded from the respective computations of diluted earnings per share because their effect would be anti-dilutive.
Note 3
In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. The

Company has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148. The adoption of SFAS No. 148 did not have a material impact on the Company’s consolidated financial position or results of operations.
The Company has elected to continue to measure compensation for stock options issued to its employees and outside directors pursuant to APB Opinion No. 25 under the intrinsic value method. All stock options are granted with an exercise price at or above fair market value at the date of grant. Accordingly, no compensation expense has been recognized in connection with the issuance of stock options. Had compensation cost been determined based upon the fair value of the stock options at grant date, consistent with the method under SFAS No. 123, the Company’s net earnings and earnings per share would have been reduced to the following pro forma amounts indicated:

	Nine-month	Nine-month
	Period ended	Period ended
	October 1,	October 2,
(in millions, except per share data)	2005	2004

Net income, as reported	$28.9	$37.1
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3.7)	(5.3)

Pro forma net income	$25.2	$31.8

Basic earnings per share
As reported	$0.66	$0.85
Pro forma	0.58	0.73

Diluted earnings per share
As reported	$0.65	$0.84
Pro forma	0.57	0.72
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or FAS 123R. FAS 123R requires the Company to recognize compensation cost relating to all share-based payments to employees based on their fair values beginning the first quarter of 2006.
Note 4.
During the nine months ended October 1, 2005, the Company paid a $2.0 million contractual obligation due to the former owners of SinusPharmacy Corporation (“Sinus”) related to its 2003 acquisition.
On March 4, 2005, the Company acquired Matrix Oncology LP’s 40% share of the stock of Matrix Oncology, LLC (“Matrix”), a service provider within the oncology treatment industry. The Company already owned 60% of the stock of Matrix and was consolidating Matrix in its consolidated financial statements. The purchase price was $0.6 million in cash and was allocated to goodwill. The fair value assigned to the goodwill acquired was based upon estimates and assumptions provided and compiled by management. The acquisition was financed by cash from operations.
On June 7, 2005, the Company acquired all of the outstanding common shares of SpectraCare, Inc. (“SpectraCare”). The aggregate purchase price for the outstanding common shares of SpectraCare was approximately $6.8 million, comprised of approximately $6.4 million in cash and approximately $0.4 million of direct acquisition costs. In addition, as part of the closing process, the Company paid approximately $15.0 million to repay SpectraCare’s line of credit balance in full. The acquisition was financed by the Company’s existing line of credit. SpectraCare is a specialty infusion pharmacy and medical management company. The transaction is expected to expand the Company’s specialty infusion capabilities. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed based upon their estimated fair values. The fair values assigned to the tangible assets acquired and liabilities assumed were based upon estimates and assumptions provided to and compiled by management. The intangible assets consist primarily of non-compete agreements and a payor contract. The fair values assigned to the non-compete agreements ($0.2 million) and the payor contract ($0.1 million) were based upon management estimates. The excess purchase price of $12.6 million was recorded as goodwill. The primary valuation drivers for companies acquired by the Company are the strategic fit and the expected EBITDA, EBITDA growth, and returns on capital. The acquisition prices are not typically related to the values of the individual tangible or intangible assets, and therefore, generally result in the allocation of a portion of the purchase price to goodwill.
The following table summarizes the estimated fair values of the SpectraCare assets acquired and liabilities assumed at the date of acquisition:

(in millions)
Cash	$0.2
Accounts receivable	5.6
Inventories	0.6
Other current assets	4.0
Property, equipment and other assets	0.1
Equity investment	1.1
Intangible assets	0.3
Goodwill	12.6

Total assets acquired	24.5

Line of credit	15.0
Accounts payable	0.6
Other current liabilities	2.1

Total liabilities assumed	17.7

Net assets acquired	$6.8

The results of operations of SpectraCare prior to the date of acquisition were not material to the results of the Company for the periods presented in these consolidated financial statements. The results of operations after the acquisition date are included in the consolidated financial statements.
During the nine-month period ended October 1, 2005, the Company contributed approximately $0.8 million of out-of-pocket expenses and its rights in the concept to Centric Health LLC, a newly formed entity that will engage in the business of financing biopharmaceutical receivables, in exchange for a warrant to purchase limited liability company interests in Centric. Additional funding has been provided to Centric by Bindley Capital Partners I, LLC, which is controlled by the Company’s Chairman of the Board and two other directors of the Company. The investments of the Company and Bindley Capital Partners I, LLC are on economically equivalent terms. It is contemplated that the ultimate aggregate ownership of Bindley Capital Partners and the Company will be less than 50% to satisfy regulatory requirements.

Note 5
The Company is subject to ordinary and routine lawsuits and governmental inspections, investigations and proceedings incidental to its business, none of which is expected to be material to the Company’s results of operations, financial condition or cash flows.
Note 6
On October 14, 2005, the company was purchased by Express Scripts, Inc. (“ESI”) in a cash transaction for $28 per share, or approximately $1.3 billion. The acquisition was accomplished through the merger of one of ESI’s wholly-owned subsidiaries with and into the Company. As a result of this acquisition, the Company filed Form 15-12G on October 14, 2005 to terminate its registration.
Aetna Speciality Pharmacy, a joint venture existing between Priority and Aetna, Inc. (“Aetna”), was 60% owned by Priority and 40% by Aetna. Upon a change in control of Priority, the joint venture agreement provided Aetna with an option to purchase Priority’s 60% ownership share of the joint venture. Aetna exercised its option and on December 30, 2005 purchased Priority’s 60% ownership share of Aetna Specialty Pharmacy.